Global Sources Limited
                        1055 Parsippany Blvd., Suite 106
                          Parsippany, New Jersey 07054

                                                               November 16, 2000


JEM Technology, Inc.
15 Ellice Street
Lincoln Park, NJ  07035

John Schibelli
15 Ellice Street
Lincoln Park, NJ  07035

Gentlemen:

         Reference is made to that Agreement and Plan of Merger, dated February 18, 2000, by and among JEM Technology, Inc., a Delaware corporation ("JEM"), and its sole shareholder John Schibelli, an individual ("Schibelli"), and each of JEM Acquisition Corp., a Delaware corporation (the "Subsidiary") and Global Sources Limited, a Delaware corporation ("Global"), as amended by an Agreement of Amendment dated as of May 10, 2000 (as amended, the "Merger Agreement").

         As contemplated by the Merger Agreement, Subsidiary was to merge with and into JEM, with JEM surviving as a wholly-owned subsidiary of Global. As consideration for the proposed merger, (i) Global would issue stock and pay cash to Schibelli as the sole shareholder and (ii) following the Merger, JEM would employ each of Schibelli, Joseph Schibelli and Paul Feighan.

         The parties to the Merger Agreement hereby acknowledge and confirm that the transactions contemplated by the Merger Agreement were never consummated. Accordingly, each of JEM, Schibelli, Global and Subsidiary and each of Joseph Schibelli, Paul Feighan and GS Management, Inc., each a party or third-party beneficiary of the Merger Agreement and the transactions contemplated therein (each a "Party" and collectively, the "Parties") acknowledge, confirm and agree, as follows:

A.       TERMINATION OF MERGER AGREEMENT AND UNWINDING OF THE TRANSACTION
         ----------------------------------------------------------------

         1. The Merger Agreement is hereby terminated, effective upon execution hereof, and the transactions contemplated thereby, to the extent performed, shall be unwound

JEM Technology, Inc.
November 16, 2000
Page 2


                  in accordance with the terms and conditions of this Agreement and, without any further action by any of the Parties, shall be deemed to be null and void ab initio, without any force or effect. Simultaneously with the execution of this Agreement, Global will deliver to Schibelli a copy of the certificate of merger of JEM with the Subsidiary, certified by the Secretary of State of Delaware, and if permitted under the laws of the State of Delaware, the parties will execute for filing with the Secretary of State of Delaware a certificate of correction, nullifying the certificate of merger. Global represents and warrants that, other than the certificate of merger and the certificate of correction contemplated hereby, no further filings were made with the Secretary of State of Delaware with respect to JEM and the merger since the date of the merger. To the extent that a certificate of correction is not permitted, then the Parties will take all necessary steps to assign to JEM, for no additional consideration, all of the capital stock of the Subsidiary.

         2. No shares of the capital stock of Global, par value $.001 per share, or other securities of Global were issued to Schibelli in exchange for the capital stock of JEM pursuant to the Merger Agreement, and no shares of the capital stock or other securities of JEM, as the surviving corporation in the merger, were issued to Global or to any of Global's subsidiaries or affiliates. To the extent that any shares or other securities were so exchanged or issued, as the case may be, such exchange or issuance shall be deemed to be null and void, ab initio, and any shares or other securities exchanged or issued shall be surrendered and returned to Global and/or JEM, as the case may be, simultaneous with the execution of this Agreement. Each of JEM and Schibelli, on the one hand, and Global and the Subsidiary, on the other hand, hereby waives any and all right, title and interest, alleged or otherwise, in and to the capital stock or other securities of Global and/or JEM, as the case may be.

         3. Global neither acquired any shares of capital stock or other securities of Power Si3 Corp. nor made any loans or advances to Power Si3 Corp. Accordingly, Power Si3 Corp. has no obligation, liability or debt to Global or any other person or entity relating to such acquisition. To the extent that any shares or other securities were so acquired or any loan or advance so made, such acquisition, loan or advance, as the case may be, shall be deemed to be null and void, ab initio, and any shares or other securities or any promissory note or other instrument evidencing any such loan or advance shall be surrendered or terminated, as the case may be, and returned to Power Si3 Corp. by Global simultaneously with the execution of this Agreement.

         4. JEM never transferred to Schibelli the capital stock held by JEM in ZLand, Inc. and Endo Surgical Devices, Inc. and Schibelli never received any such shares of capital stock of ZLand, Inc. or Endo Surgical Devices, Inc. Accordingly, Schibelli has no obligation, liability or debt to JEM, Global or any other person or

JEM Technology, Inc.
November 16, 2000
Page 3

                  entity relating to such transfer. To the extent that any shares of capital stock were so transferred, such transfer shall be deemed to be null and void, ab initio, and any such shares of capital stock shall be surrendered and returned to JEM by Schibelli and any promissory note that Schibelli may have delivered to Global relating to such transfer shall be terminated and delivered to Schibelli simultaneously with the execution of this Agreement.

         5. To the extent any employment agreements were entered into by Subsidiary or Global with any of Schibelli, Joseph Schibelli or Paul Feighan, each such employment agreement is hereby terminated and, without any further action by any of the Parties, shall be deemed to be null and void ab initio, without any further effect as to the parties thereto.

         6. To the extent that Global or its subsidiary, GS Management, Inc., paid any amounts to Schibelli, Joseph Schibelli or Paul Feighan for services at any time during the period from February 18, 2000 through the date hereof, such amounts shall be deemed compensation for services rendered on an independent contractor basis.

         7. Except as otherwise may be agreed to or as provided for elsewhere in this Agreement, none of JEM, Schibelli, Joseph Schibelli or Paul Feighan has any obligation, liability or debt to Global or any of its affiliates, including GS Management, Inc. Except as provided for elsewhere in this Agreement, none of Global or any of its affiliates, including GS Management, Inc., owes any amount to JEM, Schibelli, Joseph Schibelli or Paul Feighan.

B.       RELEASES
         --------

         Upon the execution hereof, each of (i) Schibelli, on behalf of himself, his agents, heirs, executors, estate and personal representatives and (ii) JEM, on behalf of itself, its present and former officers, directors, employees, representatives, parent and subsidiary entities, successors and permitted assigns (collectively, the "JEM Releasors") does hereby forever release Global, the Subsidiary and GS Management, Inc., together with their respective officers, directors, employees, representatives, parent and subsidiary entities, as applicable, and the successors and assigns of each of them, as applicable (the "Global Releasees"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages, demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses) of every kind, nature and description, in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed from the beginning of time through the date hereof, which the JEM Releasors (or any of them) ever had, now have, or may in the future have, against the Global Releasees (or any of them) in connection with, arising out of or in any way related to (a) the Merger Agreement and the transactions contemplated thereby, (b) their participation with the Global Releasees and the

JEM Technology, Inc.
November 16, 2000
Page 4

business of the Global Releasees, (c) the Global Releasees'  shareholdings,  and
(d) employment with Global Releasees, to extent any existed or was in effect, including, without limitation, the employment agreements between GS Management, Inc. and each of Schibelli, Joseph Schibelli and Paul Feighan.

         Upon the execution hereof, each of Global, the Subsidiary and GS Management, Inc., on behalf of itself, its present and former officers, directors, employees, representatives, parent and subsidiary entities, successors and permitted assigns (collectively, the "Global Releasors"), does hereby forever release (i) JEM, together with their respective officers, directors, employees, representatives, parent and subsidiary entities, as applicable, (ii) Schibelli, together with his agents, attorneys, heirs, executors, estate, and personal representatives, as applicable, and (iii) the successors and assigns of each of them, as applicable (the "JEM Releasees"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages, demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses) of every kind, nature and description, in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed from the beginning of time through the date hereof, which the Global Releasors (or any of them) ever had, now have, or may in the future have, against the JEM Releasees (or any of them) in connection with, arising out of or in any way related to (a) the Merger Agreement and the transactions contemplated thereby, (b) their participation with the JEM Releasees and the business of the JEM Releasees, (c) the JEM Releasees' shareholdings and (d) the employment agreements, to extent any existed or was in effect, between GS Management, Inc. and each of Schibelli, Joseph Schibelli and Paul Feighan.

C.       CONFIDENTIALITY; NON-DISPARAGEMENT.
         -----------------------------------

         Each of the Parties, Joseph Schibelli and Paul Feighan after the date hereof shall not, and shall cause each of his or its affiliates not to, directly or indirectly, under any circumstance: (i) disclose to any other person or entity any Confidential and Proprietary Information (as defined below) belonging to any other Party hereto; (ii) act or fail to act in any manner that might impair the confidential or proprietary nature of any Confidential and Proprietary Information or the benefits thereof to any other Party hereto; (iii) use or keep any such Confidential and Proprietary Information belonging to the other Party in any manner; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information belonging to a Party. All Confidential and Proprietary Information shall be and remain the sole and exclusive property of the owner prior to the Merger Agreement, and shall be returned to such Party contemporaneously with the execution of this Agreement.

         For the purposes of this Agreement, "Confidential and Proprietary Information" shall mean any and all of the following (regardless of the medium in which maintained or stored): (i) confidential or proprietary information or material not in the public domain about or relating to any aspect of the business of any Party,

JEM Technology, Inc.
November 16, 2000
Page 5


any trade secrets relating to the business of any Party, including, without limitation, financial information and projections, data and reports; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; licenses; pricing, pricing strategy and cost data; the identities of customers and potential customers; the identities of contact persons at customers and potential customers; the particular preferences, likes, dislikes and needs of customers and contact persons of customers with respect to services, pricing, timing, sales terms, methods, practices, strategies, forecasts, know-how and other marketing techniques; the identities of key accounts; and the terms of contracts or Agreements; or (ii) any information, documentation, data or material of any nature whatsoever not in the public domain, the knowledge of which gives or would likely give any Party an advantage with respect to the business of such Party over anyone not possessing such information.

         None of the Parties, Joseph Schibelli and Paul Feighan shall, nor shall any of them cause its respective successors and affiliates to, directly or indirectly, make or take any action intended to malign or disparage the other parties hereto, this Agreement or the terms hereof. Each of the parties hereto acknowledges that the other party would be harmed by a breach of this provision and that, in addition to any other remedy, the harmed party hereunder would be entitled to injunctive relief.

D.       INDEMNIFICATION BY JEM
         ----------------------

         Each of JEM and Schibelli acknowledges and confirms that Schibelli and the management of JEM retained operational control over JEM during all times since February 18, 2000. During that period, (i) Schibelli was the sole director of the JEM and retained the sole power to appoint officers and determine the signatories on all bank accounts of JEM, (ii) Schibelli retained possession of the minute book and stock book of JEM, (iii) Schibelli retained possession of the stock certificate representing the shares of JEM, (iv) neither Global, Subsidiary, nor any of their affiliates caused JEM to pay a dividend, make upstream loans or otherwise lend money to Global, Subsidiaries or their affiliates, or otherwise caused money to be removed from JEM, and except as otherwise provided by this Agreement, no such loans were, in fact, made, and (v) neither Global, Subsidiary, nor any of their affiliates exerted any control or influence over JEM in any way whatsoever.

         In light of the foregoing, JEM and Schibelli, jointly and severally, shall indemnify and hold harmless Global, Subsidiary and GS Management, Inc. against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, deficiencies, litigation, proceedings, taxes, levies, imposts, duties, deficiencies, assessments, attorneys' fees, charges, allegations, demands, damages, or judgments of any kind or nature whatsoever ("Claims"), to the extent related to, arising from, or associated with any acts, omissions, events, occurrences, circumstances or transactions of whatsoever type or nature associated with, arising out of, or relating to, the ownership of JEM by any of Schibelli, Joseph Schibelli or Paul Feighan, or the conduct or operation of the business of JEM, whenever such claims may arise.

JEM Technology, Inc.
November 16, 2000
Page 6

         Global shall indemnify and hold harmless JEM, Schibelli, Joseph Schibelli and Paul Feighan against and in respect of any and all Claims, including but not limited to securities law claims, brought by any investor in Global or prospective investor in Global or their respective affiliates, to the extent any such Claim is related to, arises from, or is associated with representations made by Global, its affiliates or their authorized representatives to such investor, prospective investor or affiliates as to JEM, JEM's ownership or the transactions that were to take place pursuant to the Merger Agreement, whenever such Claims may arise.

E.       MISCELLANEOUS PROVISIONS
         ------------------------

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts or choice of law (or any other law that would make the laws of any state other than the State of New York applicable hereto). Each of the Parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the Federal District Court for the Southern District of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby unconditionally and irrevocably waives any objection to venue in any such court. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or proceeding.

         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and Agreements of any kind and nature. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

         All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given, or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as

JEM Technology, Inc.
November 16, 2000
Page 7

evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the respective addresses of the Parties as such addresses appear in this Agreement, or to such other address as any Party may specify by notice given to the other parties in accordance with this paragraph.

Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

         This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties. The facsimile signature of a party hereto shall constitute a valid and effective signature.

         By executing below, each of the Parties hereby represents and warrants to the other Parties hereto as follows: (i) it has the requisite power, right, capacity and authority, as the case may be, to execute, to execute, deliver and perform this Agreement; (ii) no consents or approvals of, notices to or filings with, any person or entity are required to be obtained in connection with its execution, delivery and performance of this Agreement; (iii) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and the application of general principles of equity (regardless of whether enforceability is

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

JEM Technology, Inc.
November 16, 2000
Page 8


considered in a proceeding in equity or at law); (iv) it has received independent legal advice from attorneys of its choice with respect to the terms and provisions of this agreement, the advisability of entering into this Agreement and of the consequences of entering into this Agreement; and (v) the execution, delivery and performance of this Agreement does not and will not violate or constitute a breach of, or default under, any material agreement or other instrument binding upon it or to which it is a party; or violate or contravene any judgment, decree or order of any court or regulatory body binding upon it.

                                                   Very truly yours,

                                                   GLOBAL SOURCES LIMITED

                                                   /s/ John Mazzuto
                                                   -----------------------------
                                                   By: John Mazzuto

                                                   JEM ACQUISITION CORP.

                                                   /s/ John Mazzuto
                                                   -----------------------------
                                                   By: John Mazzuto


                                                   GS MANAGEMENT, INC.

                                                   /s/ John Mazzuto
                                                   -----------------------------
                                                   By: John Mazzuto

THE FOREGOING IS HEREBY
ACKNOWLEDGED AND AGREED TO
THIS 17THDAY OF NOVEMBER 2000 BY:

JEM TECHNOLOGIES, Inc.


/s/ John Schibelli
-----------------------------
By: John Schibelli


/s/ John Schibelli
--------------------------------
John Schibelli


/s/ Joseph Schibelli
--------------------------------
Joseph Schibelli


/s/ Paul Feighan
--------------------------------
Paul Feighan